EXHIBIT 21.01

List of Subsidiaries of Ambac Financial Group, Inc.

The following is a list of significant and other subsidiaries of Ambac Financial Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

Ambac Assurance Corporation (Wisconsin)

Ambac Assurance UK Limited (United Kingdom Insurance Company)

Ambac Capital Corporation (Delaware)

Ambac Capital Funding, Inc. (Delaware)

Ambac Credit Products, LLC (Delaware)

Ambac Investments, Inc. (Delaware)

Ambac Financial Services, LLC (Delaware)

Ambac Capital Services, LLC (Delaware)

Everspan Financial Guarantee Corp. (Wisconsin)